Exhibit 4.12

TIGO ENERGY, INC.
2023 INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

[VERSION FOR ISRAELI PARTICIPANTS AS DEFINED IN THE ISRAELI SUBPLAN]

Tigo Energy, Inc., a Delaware corporation (the “Company”), pursuant to its 2023 Incentive Plan(which includes for the purposes of this Stock Option Grant Notice the terms of its Subplan for Israeli Participants), as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an option to purchase the number of shares of Common Stock (the “Shares”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein, as well as in the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”), each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:	[____________]

Grant Date:	[____________]

Exercise Price per Share:	$[___________]

Total Exercise Price:	[____________]

Total Number of Shares Subject to the Option:	[____________]
Expiration Date:	The Option will expire ten (10) years after the Grant Date.

Vesting Commencement Date:	[_____________]

Vesting Schedule:	[Twenty-five percent (25%) of the Option Shares shall vest twelve (12) months after the Vesting Commencement Date and 1/48th of the Option Shares shall vest on the last day of each calendar month thereafter, subject to Participant’s service through each such date.]

Termination:	If the Participant experiences a termination of employment or service with the Company or its Subsidiaries, any portion of the Option that has not become vested on or prior to the date of such termination of employment or service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

Type of Option: ☐ Incentive Stock Option    ☐ Nonqualified Stock Option

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant has reviewed the Plan, the Stock Option Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Stock Option Agreement or this Grant Notice. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Sections 4.3 and 4.4 of the Agreement and the Plan by (i) withholding Shares otherwise issuable to the Participant upon exercise of the Option, (ii) instructing a broker on the Participant’s behalf to sell Shares otherwise issuable to the Participant upon exercise of the Option and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 4.3 and 4.4 of the Agreement or the Plan.

TIGO ENERGY, INC.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Tigo Energy, Inc., a Delaware corporation (the “Company”), has granted to the Participant an Option under the Company’s 2023 Incentive Plan (which includes for the purpose of this Stock Option Agreement the provisions of the Subplan for Israeli Participants), as may be amended from time to time (the “Plan”), to purchase the number of Shares indicated in the Grant Notice.

ARTICLE 1.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan (including the Subplan for Israeli Participants) which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF OPTION

2.1 Grant of Option. In consideration of the Participant’s past or continued employment with or service to the Company or any Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Section 12 of the Plan.

2.2 Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant is a Greater Than 10% Stockholder as of the Grant Date, the exercise price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.4 With respect to any 102 Trustee Grant, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not sell or release from trust any Share received upon the exercise of a 102 Trustee Grant and/or any Share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Required Holding Period. Notwithstanding the above, if any such sale or release occurs during the Required Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

2.1 With respect to any 102 Trustee Grant, Participant hereby acknowledges that Participant is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Option granted to Participant hereunder and the tax implications applicable to such grant. Participant accepts the provisions of the trust agreement signed between the Company and the Trustee, and agrees to be bound by its terms.

ARTICLE 3.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Sections 3.2, 3.3, 5.11 and 5.17 hereof, the Option shall become vested and exercisable in such amounts and at such times and according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

(b) Notwithstanding any contrary provision of this Agreement or the Plan, upon the Participant’s termination of employment or service with the Company or its Subsidiaries for any or no reason, any portion of the Option which has not vested prior to or in connection with such termination of employment or service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder with respect to such forfeited portion of the Option. No portion of the Option which has not become vested and exercisable at the date of the Participant’s termination of employment or service with the Company or its Subsidiaries shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant.

3.2 Duration of Exercisability. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.

3.3 Expiration of Option. Any portion of the Option that is vested may not be exercised after the first to occur of the following events:

(a) The Expiration Date set forth in the Grant Notice, which shall in no event be more than ten (10) years from the Grant Date;

(b) If this Option is designated as an Incentive Stock Option and the Participant, at the time the Option was granted, owned shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the expiration of five (5) years from the Grant Date;

(c) The expiration of three (3) months from the date of the Participant’s termination of employment or service with the Company or its Subsidiaries, unless such termination occurs by reason of the Participant’s death or Disability; or

(d) The expiration of one (1) year from the date of the Participant’s termination of employment or service with the Company or its Subsidiaries by reason of the Participant’s death or Disability.

3.4 Special Tax Consequences. The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by the Participant in any calendar year exceeds $100,000, the Option and such other options shall be Nonqualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. The Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after the Participant’s termination of employment, other than by reason of death or Disability, will be taxed as a Nonqualified Stock Option.

3.5 Tax Indemnity.

(a) The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and the Participant’s employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes or social security contributions in any jurisdiction) that is attributable to (1) the grant or exercise of, or any benefit derived by the Participant from, the Option, (2) the acquisition by the Participant of the Shares on exercise of the Option or (3) the disposal of any Shares.

(b) The Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

(c) The Participant hereby acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Liabilities in connection with any aspect of the Option and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of any Award, including the Option, to reduce or eliminate the Participant’s liability for Tax Liabilities or achieve any particular tax result. Furthermore, if the Participant becomes subject to tax in more than one jurisdiction between the date of grant of an Award, including the Option, and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax Liabilities in more than one jurisdiction.

ARTICLE 4.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. Except as provided in Section 5.3 hereof, during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof, unless if permissible under Applicable Laws, by the Participant’s legal guardian or representative. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by the deceased Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof. However, the Option shall not be exercisable with respect to fractional Shares.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Chief Financial Officer of the Company (or any third party administrator or other person or entity designated by the Company; for the avoidance of doubt, delivery shall include electronic delivery), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which shall be made by deduction from other compensation payable to the Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company;

(c) Any other written representations or documents as may be required in the Administrator’s sole discretion to evidence compliance with the Securities Act, the Exchange Act or any other applicable law, rule or regulation; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) Cash or check, cash equivalent and/or Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Administrator, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided that such shares of Common Stock are not subject to any pledge or other security interest and are Mature Shares; or

(b) By such other method as the Administrator may permit in accordance with Applicable Laws, in its sole discretion, including without limitation: (i) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (ii) if there is a public market for the Common Stock at such time, by means of broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Stock for which the Option was exercised that number of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the Common Stock for which the Option was exercised.

4.5 Conditions to Issuance of Shares. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock, or whether such fractional shares of Common Stock or any rights thereto shall be canceled, terminated or otherwise eliminated. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the conditions in Section 7(d) of the Plan and following conditions:

(a) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, unless the Company has received an opinion of counsel, satisfactory to the Company that such shares may be offered or sold without registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with;

(b) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(c) The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof; and

(d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 or 13 of the Plan.

ARTICLE 5.

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2 Whole Shares. The Option may only be exercised for whole Shares.

5.3 Transferability. The Option shall be subject to the restrictions on transferability set forth in Section 14(b) of the Plan.

(a) Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, unless and until the Option has been exercised and the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until the Option has been exercised, and any attempted disposition thereof prior to exercise shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) During the lifetime of the Participant, only the Participant may exercise the Option (or any portion thereof), or if permissible under Applicable Laws, by the Participant’s legal guardian or representative; after the death of the Participant, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under the Plan or this Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(c) Notwithstanding any other provision in this Agreement, the Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to the Option upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and this Agreement, except to the extent the Plan and this Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Administrator prior to the Participant’s death.

5.4 Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences as a result of the grant, vesting or exercise of the Option, or with the purchase or disposition of the Shares subject to the Option. The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the purchase or disposition of such Shares and that the Participant is not relying on the Company for any tax advice.

5.5 Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.6 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Shares contemplated by Section 12 of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Shares subject to the Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option. The Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 12 of the Plan.

5.7 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.7, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.7. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.10 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all Applicable Law and regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

5.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the rights of the Participant with respect to the Option without the prior written consent of the Participant.

5.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.3 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

5.13 Notification of Disposition. If this Option is designated as an Incentive Stock Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such Shares or (b) within one year after the transfer of such Shares to the Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

5.14 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.15 Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time.

5.16 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, provided that the Option shall be subject to any accelerated vesting provisions in any written agreement between the Participant and the Company or a Company plan pursuant to which the Participant participates, in each case, in accordance with the terms therein.

5.17 Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.18 Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

5.19 Data Privacy. The Company and/or its Affiliates will hold, collect and otherwise process certain personal data regarding the Participant in connection with the administration of this Award and the Plan. All personal data will be treated in accordance with applicable data protection laws and regulations.

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